UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 20, 2013

Tejon Ranch Co.

(Exact name of registrant as specified in its charter)

Delaware	1-7183	77-0196136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 1000, Lebec, California	93243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (661) 248-3000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed, on August 7, 2013, Tejon Ranch Co. (the “Company”) announced that its Board of Directors declared a dividend of warrants (the “Warrants”) to purchase shares of Company common stock, par value $0.50 per share (“Common Stock”), to be distributed on or about August 28, 2013, to holders of record of Common Stock as of August 21, 2013. Each Warrant will entitle the holder to purchase one share of Common Stock at an initial exercise price of $40.00 per share. The Company expects to issue an aggregate of approximately 3,000,000 Warrants. The Company will issue the Warrants pursuant to a Warrant Agreement, dated as of August 7, 2013, between the Company, Computershare, Inc. and Computershare Trust Company, N.A., as warrant agent.

The shares of Common Stock to be issued upon exercise of Warrants (the “Shares”) will be issued pursuant to a final prospectus supplement dated August 20, 2013, which was filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and an accompanying base prospectus dated May 9, 2013, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-184367), as amended, which became effective on May 10, 2013. The Company is filing as Exhibit 5.1 to this Current Report on Form 8-K a legal opinion of Gibson, Dunn & Crutcher LLP regarding certain matters related to the Shares.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

5.1	Opinion of Gibson, Dunn & Crutcher LLP

23.1	Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEJON RANCH CO.
(Registrant)

By:	/s/ Allen E. Lyda
Allen E. Lyda Executive Vice President and Chief Financial Officer

Date: August 20, 2013